Exhibit 23.7

CONSENT OF ENGINEER

Reference is made to the Annual Report on Form 40-F for the year ended December 31, 2020 (the “Annual Report”) of Teck Resources Limited (the “Company”) to be filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

We hereby consent to references to our firm’s name and use of our report under the heading “Description of the Business - Energy – Fort Hills Oil Sands Mining and Processing Operation,” “Description of the Business – Oil and Gas Reserves”, “Interests of Experts”, and for “Schedule C – Report on Reserves Data by Independent Qualified Reserves Evaluator or Auditor” and all other references to our name included or incorporated by reference in: (i) the Annual Report of the Company; and (ii) the Company’s registration statements on Form S-8 (File Nos. 333-140184, 333-170840 and 333-205514), filed with the United States Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, as applicable.

Yours truly,

GLJ Ltd.

/s/ Tim R. Freeborn
Name: Tim R. Freeborn, P. Eng. Title: Vice President and Chief Financial Officer

Dated:    February 22, 2021
Calgary, Alberta
CANADA